CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 29, 2015, relating to the financial statements and financial highlights of Pinnacle Tactical Allocation Fund, a series of Northern Lights Fund Trust III, for the year ended March 31, 2015, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Other Service Providers” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

July 24, 2015